EXHIBIT 99.3

                 HOLLINGER INTERNATIONAL TAKES STEPS TO PROTECT
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                          INTERESTS OF ALL SHAREHOLDERS
                          -----------------------------


New York, New York, January 26,2004 - Hollinger International Inc. (NYSE: HLR) today announced that the Corporate Review Committee of its Board of Directors (the "Committee") has taken a series of actions so that independent directors can effectively represent the interests of all of shareholders in the current situation. The Committee today unanimously approved a shareholder rights plan (commonly known as a "poison pill"), as well as the filing of a lawsuit in Delaware Chancery Court seeking relief regarding a number of actions taken by Lord Black through his control of Hollinger Inc. (HLG)

The Committee's actions reflect its commitment to ensuring that the Board of Directors be able to effectively represent all of the Company's shareholders -- not just one with a minority stake that has controlling votes. As has previously been reported, HLG and its controlling shareholder, Lord Black, is attempting to sell a super-voting minority stake in the Company. This transaction is being proposed at a time when HLG and Lord Black's liabilities to the Company are under investigation and in dispute. Further, the transaction is currently structured in a way that does not enable other shareholders to benefit. The Committee believes it must have the ability to represent shareholders in any transaction affecting the control of the Company.

Additionally, the Committee's actions support the work of the Special Committee of the Board of Directors, with its mandate to investigate and pursue claims on behalf of the Company. Specifically, the Committee intends to create a means and an opportunity for restitution for the Company and its shareholders.

The Committee is comprised of all of the Company's independent directors, and is chaired by Gordon A. Paris, the interim Chairman and Chief Executive Officer. The independent directors are: The Hon. Richard N. Burt, The Hon. Henry A. Kissinger, Shmuel Meitar, The Hon. Richard Perle, Graham W. Savage, The Hon. Raymond G.H. Seitz and The Hon. James R. Thompson.

Details of the shareholder rights plan and the legal action commenced today are provided below. The Committee also noted that it would pursue a full Board meeting to continue its objectives of providing restitution for the Company and fair treatment for its shareholders. The Committee believes the actions taken by it today are necessary to protect all of the Company's shareholders.

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NOTES TO EDITORS:

On January 18, 2004, pursuant to an agreement with Lord Black, Press Holdings International Limited, an affiliate of Sir David and Frederick Barclay (the "Barclays"), announced a cash tender offer for the outstanding shares of Hollinger Inc. (HLG), the Company's controlling shareholder.



ACTION IN DELAWARE CHANCERY COURT

On Friday, January 23, 2004, Lord Black executed a written consent purporting to change the functioning of the Board of Directors, among other things disbanding the Corporate Review Committee. The Corporate Review Committee does not believe Lord Black had the power to disband the Corporate Review Committee and is challenging various aspects of the action taken in Delaware Chancery Court.



The lawsuit filed in Delaware Chancery Court seeks, among other things, the following relief:

1. A preliminary injunction preventing Lord Black from continuing his breaches of fiduciary duties as director of Hollinger International, and restraining him and companies controlled by him from attempting to consummate the transaction he negotiated with the Barclays for the change of control of Hollinger International's controlling shareholder, HLG;

2. Declaratory relief regarding the invalidity of Lord Black's attempt to disband the Committee;

3. A preliminary injunction against Lord Black's continued breach of the Restructuring Agreement he entered into with Hollinger International on November 15, 2003, under which he promised to allow the directors of the Company to pursue a "Strategic Process" to determine the best strategic alternatives for the Company and its shareholders.

4. Declaratory relief that if the proposed transaction with the Barclays is completed, the super-voting shares of Class B Common Stock of Hollinger International held by HLG, will automatically be converted to single-vote shares of Class A Common Stock, thereby reducing the voting power to be acquired by the Barclays to approximately 30% of the voting power of the Company (not the approximately 70% of the voting power that HLG currently holds as a result of the ten-vote per share power of the Class B Common Shares).



SHAREHOLDER RIGHTS PLAN

Under the shareholder rights plan, which the Corporate Review Committee had been discussing prior to the move by HLG to change the Company's bylaws, the dividend will be paid and the rights issued to holders of record of Hollinger International's Common

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Stock as of February 5, 2004, subject to a court ruling
that the Corporate Review Committee has not been disbanded by Lord Black's maneuvers on Friday. Upon such ruling, the rights will automatically be issued to Hollinger International shareholders of record as of the record date.

In connection with the rights plan, the Corporate Review Committee declared a dividend of one preferred share purchase right (a "Right") for each share of Class A Common Stock and Class B Common Stock held of record at the close of business on February 5, 2004, subject to a determination by a court of competent jurisdiction that the Committee is still a duly authorized committee with the powers delegated to it by the Company's Board of Directors on January 20, 2004. Each Right, if and when exercisable, entitles its holder to purchase from the company one one-thousandth of a share of a new series of preferred stock at an exercise price of $50.

The Rights will separate from the Class A Common Stock and Class B Common Stock and become exercisable only if a person or group beneficially acquires, directly or indirectly, 20% or more of the outstanding shareholder voting power of the company without the approval of the company's directors, or if a person or group announces a tender offer which if consummated would result in such person or group beneficially owning 20% or more of such voting power. The directors of the company may redeem the Rights at $0.001 per Right at any time prior to the separation of the Rights from the Class A Common Stock and Class B Common Stock.

Under most circumstances involving an acquisition by a person or group of 20% or more of the shareholder voting power of the company, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, to purchase Class A Common Stock of the company at a 50% discount. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the common stock of an acquiror of the company at a 50% discount.

Lord Black and each of his controlled affiliates, including Hollinger Inc., are considered "exempt shareholders" under the Plan, meaning that, so long as Lord Black and his affiliates do not collectively own more of the shares of Class A and Class B Common Stock owned by them today (which represent in the aggregate approximately 73% of the voting power of the Company) directly or indirectly, the Rights will not separate as a result of such ownership. This exemption would not apply to any person or group to whom Lord Black or one of his affiliates transfers ownership, whether directly or indirectly, of any of the company's shares. Consequently, the Rights may become exercisable if Lord Black transfers sufficient voting power to an unaffiliated third party through a sale of interests in the company, Hollinger Inc., Ravelston Management Inc. or another affiliate, including pursuant to the tender offer for Hollinger Inc. shares announced by the Barclays.

The agreement governing the rights plan provides that on or before January 25, 2005, the Special Committee (or any other committee of independent directors of the Board who were not the subject of the report delivered by the Special Committee) will re-evaluate the plan to determine whether it remains in the best interests of the company's shareholders. If determined as necessary, such committee may recommend amendments to the Board of Directors to the rights plan, or a redemption of the Rights.


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Unless earlier redeemed, exercised or exchanged, the Rights will expire on
January 25, 2014. The distribution of the Rights will not be taxable to shareholders. A summary of the Rights Plan will be mailed to shareholders if and when the Committee's continued standing and power is confirmed in court. The Company will file a copy of the Rights Agreement on a Form 8-K promptly.



Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator magazine in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

Cautionary Statement on Forward-Looking Statements. Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International Inc. with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

CONTACTS:

US/CANADA MEDIA
Molly Morse
Kekst and Company
212-521-4826
molly-morse@kekst.com

UK MEDIA
Jeremy Fielding
Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com


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